Exhibit 21.1

Subsidiaries of the Company

First Mid-Illinois Bank & Trust, N.A. (a national banking association)

Mid-Illinois Data Services, Inc. (a Delaware corporation)

The Checkley Agency, Inc. doing business as First Mid Insurance Group (an Illinois corporation)

First Mid-Illinois Statutory Trust I (a Delaware business trust)

First Mid-Illinois Statutory Trust II (a Delaware business trust)

Clover Leaf Statutory Trust I ( a Maryland business trust)

Project Hawks Merger Sub LLC (a Delaware limited liability company)